UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

February 22, 2011

Date of Report (Date of earliest event reported)

BB&T Corporation
(Exact name of registrant as specified in its charter)

Commission file number: 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On February 22, 2011, the Board of Directors of BB&T Corporation (“BB&T”) approved amendments to Article II, Section 10 and Article III, Section 7 of BB&T’s Bylaws. The amendments revise the advance notice requirements that BB&T shareholders must follow to nominate a director candidate or to propose any other business at annual or special shareholder meetings and the share ownership requirements for directors. The amendments are effective immediately. As amended, the Bylaws:

•	Increase the notice period for shareholder proposals and director nominations. Previously, the Bylaws required 60-90 days notice in advance of a meeting. As amended, the Bylaws generally require 120-150 days notice calculated by reference to the first anniversary of the notice date of BB&T’s proxy statement for the preceding year’s annual meeting or the date of a special meeting.

•	Require additional information from shareholders submitting a proposal or director nominee, as well as an acknowledgment that any nominee for election as a director will abide by BB&T policies generally applicable to all directors. The additional information is intended to allow the Board to make more informed voting recommendations and decisions on shareholder proposals and director nominations.

•	Increase the number of BB&T Common Shares that directors must own throughout their term from 2,500 to 5,000. This change harmonizes the Bylaws’ share ownership requirements for directors with those set forth under BB&T’s Corporate Governance Guidelines.

          The amended Bylaws also contain a number of conforming and clarifying changes to ensure that the amended provisions operate as intended. A copy of the amended and restated Bylaws is filed as Exhibit 3.1 and incorporated herein by reference. The discussion provided in this Item is qualified in its entirety by reference to such Exhibit.

ITEM 9.01	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Bylaws of BB&T Corporation, effective February 22, 2011.

S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BB&T CORPORATION
(Registrant)

By: /s/ Cynthia B. Powell
Cynthia B. Powell
Executive Vice President and Corporate Controller
(Principal Accounting Officer)

Date:   February 23, 2011